Exhibit 99.5

FINANCIAL STATEMENTS OF

SYBRON DENTAL SPECIALTIES, INC.

AS OF SEPTEMBER 30, 2004 AND 2005 AND

FOR THE THREE YEARS ENDED SEPTEMBER 31, 2005

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SYBRON DENTAL SPECIALTIES, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sybron Dental Specialties, Inc.:

We have audited the accompanying consolidated balance sheets of Sybron Dental Specialties, Inc. and subsidiaries (the Company) as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sybron Dental Specialties, Inc. and subsidiaries as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP

Costa Mesa, California

December 13, 2005

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2005 and 2004

	2005	2004
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$58,572	$40,602
Accounts receivable, less allowance for doubtful receivables of $3,007 and $2,094 at September 30, 2005 and 2004, respectively	112,500	104,148
Inventories	92,840	93,689
Deferred income taxes	7,788	3,293
Prepaid expenses and other current assets	12,261	12,975

Total current assets	283,961	254,707

Property, plant and equipment, net of accumulated depreciation and amortization of $117,252 and $101,934 at September 30, 2005 and 2004, respectively	87,762	83,121
Goodwill	295,306	268,768
Intangible assets, net	50,882	16,178
Other assets	32,507	23,784

Total assets	$750,418	$646,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,135	$19,512
Current portion of long-term debt	733	882
Income taxes payable	11,822	17,089
Accrued payroll and employee benefits	31,537	29,712
Restructuring reserve	—	711
Accrued rebates	9,336	9,475
Accrued interest	3,519	3,620
Other current liabilities	15,412	12,291

Total current liabilities	92,494	93,292

Long-term debt	61,099	69,589
Senior subordinated notes	150,000	150,000
Deferred income taxes	16,405	12,266
Other liabilities	28,267	22,639

Total liabilities	348,265	347,786
Commitments and contingent liabilities (notes 9, 15 and 16)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000 shares, none outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 40,395 and 39,307 issued and outstanding at September 30, 2005 and 2004, respectively	404	393
Additional paid-in capital	118,448	93,817
Retained earnings	264,841	188,156
Accumulated other comprehensive income	18,460	16,406

Total stockholders’ equity	402,153	298,772

Total liabilities and stockholders’ equity	$750,418	$646,558

See accompanying notes to consolidated financial statements.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(in thousands, except per share amounts)
Net sales	$649,666	$573,976	$526,391
Cost of sales:
Cost of product sold	284,035	256,191	235,602
Restructuring charges	588	1,471	—

Total cost of sales	284,623	257,662	235,602

Gross profit	365,043	316,314	290,789

Selling, general and administrative expenses	237,216	202,204	177,545
Restructuring charges	616	(488)	—
Amortization of intangible assets	2,579	1,232	1,274

Total selling, general and administrative expenses	240,411	202,948	178,819

Operating income	124,632	113,366	111,970

Other income (expense):
Interest expense	(18,473)	(19,487)	(21,554)
Amortization of deferred financing fees	(1,653)	(1,625)	(1,645)
Other, net	585	451	804

Income before income taxes	105,091	92,705	89,575
Income taxes	28,406	30,593	32,123

Net income	$76,685	$62,112	$57,452

Basic earnings per share (note 1)	$1.92	$1.61	$1.51

Diluted earnings per share (note 1)	$1.85	$1.54	$1.46

Weighted average shares outstanding:
Basic	40,005	38,637	38,106

Diluted	41,451	40,253	39,328

See accompanying notes to consolidated financial statements.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

For the Years Ended September 30, 2005, 2004 and 2003

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Total Comprehensive Income
	Number of Shares	Par Value
	(in thousands)
Balance at September 30, 2002	37,989	380	70,329	68,592	(8,158)	131,143
Comprehensive income (loss):
Net income	—	—	—	57,452	—	57,452	$57,452
Translation adjustment	—	—	—	—	14,960	14,960	14,960
Minimum pension liability adjustment, net of tax	—	—	—	—	2,175	2,175	2,175
Unrealized loss on derivative instruments, net of tax	—	—	—	—	(2,353)	(2,353)	(2,353)

Total comprehensive income	—	—	—	57,452	14,782		$72,234

Issuance of common stock from options exercised	296	3	4,001	—	—	4,004
Income tax benefit from options exercised	—	—	604	—	—	604

Balance at September 30, 2003	38,285	383	74,934	126,044	6,624	207,985
Comprehensive income (loss):
Net income	—	—	—	62,112	—	62,112	$62,112
Translation adjustment	—	—	—	—	7,266	7,266	7,266
Minimum pension liability adjustment, net of tax	—	—	—	—	(22)	(22)	(22)
Unrealized gain on derivative instruments, net of tax	—	—	—	—	2,538	2,538	2,538

Total comprehensive income	—	—	—	62,112	9,782		$71,894

Issuance of common stock from options exercised	969	9	12,963	—	—	12,972
Income tax benefit from options exercised	—	—	4,749	—	—	4,749
Issuance of common stock from employee stock purchase plan	53	1	1,171	—	—	1,172

Balance at September 30, 2004	39,307	$393	$93,817	$188,156	$16,406	$298,772
Comprehensive income (loss):
Net income	—	—	—	76,685	—	$76,685	$76,685
Translation adjustment	—	—	—	—	1,188	1,188	1,188
Minimum pension liability adjustment, net of tax	—	—	—	—	(1,759)	(1,759)	(1,759)
Unrealized gain on derivative instruments, net of tax	—	—	—	—	2,625	2,625	2,625

Total comprehensive income	—	—	—	76,685	2,054		$78,739

Issuance of common stock from options exercised	1,027	11	15,176	—	—	15,187
Income tax benefit from options exercised	—	—	7,794	—	—	7,794
Issuance of common stock from employee stock purchase plan	61	—	1,661	—	—	1,661

Balance at September 30, 2005	40,395	$404	$118,448	$264,481	$18,460	$402,153

See accompanying notes to consolidated financial statements.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended September 30, 2005, 2004 and 2003

	2005	2004	2003
	(in thousands)
Cash flows from operating activities:
Net income	$76,685	$62,112	$57,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,060	13,361	11,336
Loss on impairment of long-lived and intangible assets	3,219	—	—
Amortization of intangible assets	2,579	1,232	1,274
Amortization of deferred financing fees	1,653	1,625	1,645
(Gain)/loss on sales of property, plant and equipment	374	(253)	(365)
Provision for losses on doubtful receivables	775	916	400
Inventory write downs	4,401	4,406	3,776
Deferred income taxes	1,279	(950)	3,232
Tax benefit from issuance of stock under employee stock plan	7,794	4,749	604
Changes in assets and liabilities, net of effects of businesses acquired:
Increase in accounts receivable	(5,446)	(356)	(21,548)
(Increase)/decrease in inventories	6,992	(9,880)	7,737
(Increase)/decrease in prepaid expenses and other current assets	1,250	(1,299)	2,997
Increase/(decrease) in accounts payable	(692)	(115)	4,110
Increase/(decrease) in income taxes payable	(6,758)	815	12,701
Increase in accrued payroll and employee benefits	1,302	1,474	8,804
Increase/(decrease) in accrued rebates	(139)	(397)	4,246
Decrease in restructuring reserve	(711)	(775)	(2,644)
Decrease in accrued interest	(101)	(281)	(704)
Increase in other current liabilities	392	1,374	1,226
Net change in other assets and liabilities	(9,618)	(194)	(9,114)

Net cash provided by operating activities	100,290	77,564	87,165
Cash flows from investing activities:
Capital expenditures	(19,365)	(14,037)	(9,153)
Proceeds from sales of property, plant and equipment	992	333	5,359
Net payments for businesses acquired	(69,882)	(6,702)	(16,237)
Payments for intangibles	(1,223)	(960)	(1,418)

Net cash used in investing activities	(89,478)	(21,366)	(21,449)
Cash flows from financing activities:
Proceeds from credit facility	172,500	135,000	163,000
Principal payments on credit facility	(180,901)	(185,715)	(226,361)
Proceeds from long-term debt	—	2,614	4,063
Principal payments on long-term debt	(416)	(9,366)	(4,477)
Payment of deferred financing fees	—	—	(473)
Proceeds from exercise of stock options	15,187	12,972	4,004
Proceeds from employee stock purchase plan	1,661	1,172	—

Net cash provided by/(used in) financing activities	8,031	(43,323)	(60,244)
Effect of exchange rate changes on cash and cash equivalents	(873)	4,859	4,744

Net increase in cash and cash equivalents	17,970	17,734	10,216
Cash and cash equivalents at beginning of year	40,602	22,868	12,652

Cash and cash equivalents at end of year	$58,572	$40,602	$22,868

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$18,895	$19,975	$23,235

Cash paid during the year for income taxes	$26,747	$23,061	$12,999

See accompanying notes to consolidated financial statements.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2005, 2004 and 2003

(In thousands, except share and per share amounts)

(1) Summary of Significant Accounting Policies

We are a leading manufacturer of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession. When we use the terms “SDS,” “we,” “us,” “Company,” or “our” in our consolidated financial statements, unless the context requires otherwise, we are referring to Sybron Dental Specialties, Inc. and its subsidiaries and their respective predecessors that comprised the dental business of our former parent company, Apogent Technologies Inc. (“Apogent”), prior to our spin-off from Apogent in December 2000.

(a) Principles of Consolidation and Fiscal Year End

The consolidated financial statements reflect the operations of SDS and our wholly-owned subsidiaries. Our fiscal year ends on September 30. All significant intercompany balances and transactions have been eliminated. The fiscal years ended September 30, 2005, 2004 and 2003 are hereinafter referred to as “2005”, “2004”, and “2003”, respectively.

(b) Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include investments in debt obligations with original maturities of three months or less. The carrying amount of cash equivalents approximates market value.

(c) Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out (FIFO) method. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. We regularly review inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of our inventory. If our review indicates a reduction in utility below carrying value, we reduce our inventory to a new cost basis.

(d) Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of depreciable and amortizable assets (5 to 40 years for land improvements, buildings and building improvements, and 3 to 20 years for machinery and equipment) using the straight-line method. We assess the recoverability of assets by comparing the carrying amount of an asset to future net cash flows expected to be generated by that asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

(e) Goodwill and Intangible Assets

Goodwill and intangible assets that are not subject to amortization are tested for impairment at least annually in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”

Intangible assets that are subject to amortization are recorded at cost and are amortized, using the straight-line method, over their estimated useful lives and are reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(f) Revenue Recognition

We recognize revenue upon shipment of products when risks and rewards of ownership pass, persuasive evidence of a sales arrangement exists, the price to the buyer is fixed or determinable, and collectibility of the sales price is reasonably assured. Sales incentives are offered to our customers based on sales volume requirements. These incentives are recorded initially based on estimates and are accounted for as a reduction of sales.

(g) Shipping and Handling Costs

The shipping and handling costs included in selling, general and administrative expenses for the years ended September 30, 2005, 2004 and 2003 were approximately $15,578, $13,565 and $12,060, respectively.

(h) Income Taxes

Income taxes are accounted for under the asset and liability method wherein deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Research and Development Costs

Research and development costs are charged to selling, general and administrative expenses in the period they are incurred. Research and development costs for 2005, 2004 and 2003 were approximately $12,447, $11,480 and $10,218, respectively.

(j) Foreign Currency Translation

The functional currency for our foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses, net of applicable deferred income taxes, resulting from such translations are included in accumulated other comprehensive income, a component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in selling, general and administrative expenses. Foreign currency transaction gains for 2005, 2004 and 2003 were approximately $804, $1,444 and $561, respectively.

(k) Pensions

We and our subsidiaries participate in various pension plans covering substantially all employees. U.S. and Canadian pension obligations are funded by payments to pension fund trustees. Other foreign pensions are funded as expenses are incurred. Our policy is generally to fund at least the minimum amount required under the Employee Retirement Income Security Act of 1974, as amended, for plans subject thereto.

(l) Deferred Financing Fees

Deferred financing fees are capitalized in other assets in the accompanying consolidated balance sheets and amortized as a separate component of other income (expense) over the life of the related debt agreements.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(m) Advertising Costs

Advertising costs included in selling, general and administrative expenses are expensed as incurred and were $6,765, $4,734 and $4,211 in 2005, 2004 and 2003, respectively.

(n) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(o) Derivative Financial Instruments

We use derivative financial instruments to manage our foreign currency, interest rate exposures, and certain net investments. We do not hold or issue financial instruments for trading purposes. The notional amounts of these contracts do not represent amounts exchanged by the parties and, thus, are not a measure of our risk. The net amounts exchanged are calculated on the basis of the notional amounts and other terms of the contracts, such as interest rates or exchange rates, and only represent a small portion of the notional amounts. The credit and market risk under these agreements is minimized through diversification among counter parties with high credit ratings. Depending on the item being hedged, gains and losses on derivative financial instruments are either recognized in the results of operations as they occur or are deferred until the hedged transaction occurs. Derivatives used as hedges are effective at reducing the risk associated with the exposure being hedged and are designated as a hedge at the inception of the derivative contract. Accordingly, changes in the fair value of the derivative are highly correlated with changes in the fair value of the underlying hedged item at the inception of the hedge and over the life of the hedge contract. The fair value of interest rate swaps that are terminated or required to be de-designated due to an event that negates the probability of the hedged forecasted transaction from taking place (as may be required by a refinancing), is removed from the unrealized loss or gain on derivative instruments recorded in accumulated other comprehensive income and the fair value is reclassified into earnings immediately. For cross currency debt swaps, the fair value remains in currency translation adjustment, a component of accumulated other comprehensive income, until sale or upon complete or substantially complete liquidation of our net investment.

(p) Environmental Expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed. We determine our liability on a site by site basis and record a liability at the time when the liability is probable and can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers.

(q) Comprehensive Income

The components of accumulated other comprehensive income consist of translation adjustments, minimum pension liability adjustments, and unrealized gains (losses) on derivative instruments and are included on the accompanying consolidated statements of stockholders’ equity and comprehensive income, net of tax.

(r) Stock-Based Compensation

We apply the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” As permitted by SFAS No. 123, we continue to follow the guidance of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended. Consequently, compensation related to stock options reflects the difference between the grant price and the fair value of the underlying common shares at the grant date. We issue stock options to employees with a grant price equal to the market value of common stock on the grant date.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As required under SFAS No. 123, the pro forma effects of stock-based compensation on net income and earnings per common share have been estimated as of the date of grant using an option valuation model. Prior to April 1, 2005, we used the Black-Scholes option-pricing model to estimate a valuation for stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. This model does not consider the employment, transfer or vesting restrictions that are inherent in our employee stock options or purchase rights granted pursuant to the Employee Stock Purchase Plan. During fiscal 2005, we conducted an evaluation of the benefits of using a lattice model rather than the Black-Scholes model. A lattice model considers historical patterns of employee exercise behavior and stock price volatility to project an appropriate array of future exercise behaviors, while the Black-Scholes model uses weighted average assumptions about option characteristics. As a result of the evaluation, we concluded that a lattice model provides a more accurate estimated valuation for stock options and have adopted a lattice model to estimate the fair value of stock options granted subsequent to March 31, 2005.

If we had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by SFAS No. 123, net income would have changed to the pro forma amounts indicated below (in thousands except per share amounts):

	2005	2004	2003
Net income—as reported	$76,685	$62,112	$57,452
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	5,455	3,758	2,769

Pro forma net income	$71,230	$58,354	$54,683

Earnings per share:
Basic—as reported	$1.92	$1.61	$1.51

Basic—pro forma	$1.78	$1.51	$1.44

Diluted—as reported	$1.85	$1.54	$1.46

Diluted—pro forma	$1.72	$1.45	$1.39

The pro forma net income may not be representative of future disclosures since additional options may be granted in varying quantities in future years.

Pro forma information regarding net income and earnings per common share has been estimated at the date of grant based on the following weighted average assumptions:

	Employee Stock Options			Employee Stock Purchase Plan
	2005	2004	2003	2005	2004
Expected life (years)	8.5	4.0	4.0	0.5	0.5
Weighted-average volatility	28.02%	30.37%	30.74%	25.87%	28.51%
Risk free interest rate	4.49%	2.66%	2.54%	2.88%	1.33%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%
Weighted average fair value of options granted	$16.34	$8.11	$5.43	$8.42	5.75%

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Employee Stock Purchase Plan was first introduced in the year ended September 30, 2004. As such, there is no Employee Stock Purchase Plan data presented for the year ended September 30, 2003.

Weighted average expected volatility for stock options granted prior to March 31, 2005 was based on historical experience of employees’ stock option exercise behavior. Weighted average expected volatility for stock options granted subsequent to March 31, 2005 was based on several components in accordance with the expected adoption of SFAS No. 123(R), modified prospective method on October 1, 2005. Components to the weighted average expected volatility for stock options granted subsequent to March 31, 2005 include historical volatility of the stock price, expected life of the option, and length of time shares have been publicly traded. Implied volatility of actively traded option contracts on our common stock was excluded from our calculation. We thought this was appropriate because options of our stock are not actively traded on the open market and thus sufficient data for an accurate measure of implied volatility was not available.

During the periods that the Black-Scholes stock option pricing model was used to value our stock option grants, the risk free interest rate reflected the yield on the zero coupon U.S. treasuries’ at the date of grant, based on the median time the options granted are expected to be outstanding. During the period that the lattice model was used to value our stock option grants, the risk-free interest rate was determined using the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option. The contractual life of all options granted during the years ended September 30, 2005, 2004, and 2003 was ten years.

Expected dividend yield is based on historical dividend payments and expected future dividend payments.

We use historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected life for each award granted is derived from the output of the valuation model and represents the median time that options granted are expected to be outstanding.

We recognize compensation expense related to our stock option grants on a straight-line basis over the requisite service period.

(s) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per common share:

	2005	2004	2003
Numerator for basic and diluted earnings per common share	$76,685	$62,112	$57,452

Denominator:
Weighted average common shares outstanding—basic	40,005	38,637	38,106
Effect of dilutive securities:
Employee stock options	1,446	1,616	1,222

Denominator for diluted earnings per common share	41,451	40,253	39,328

Basic earnings per common share	$1.92	$1.61	$1.51

Diluted earnings per common share	$1.85	$1.54	$1.46

As of September 30, 2005, 2004 and 2003 there were approximately 3,332,389, 60,000 and 787,869 shares of common stock issuable upon the exercise of stock options, respectively, not included in the above denominator as their effect is antidilutive.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(t) Reclassification

Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation.

(2) Business and Credit Concentrations

Certain of our Professional Dental products are sold through major distributors selling primarily into the dental segment. No one distributor accounted for more than 10% of our consolidated net sales in 2004. However, one distributor has accounted for more than 10% of our consolidated net sales in 2005 and 2003. While accounts receivable from this distributor exceeded 10% of the outstanding consolidated accounts receivable balance at September 30, 2005, it did not exceed 10% of the outstanding accounts receivable balance at September 30, 2004.

(3) Inventories

Inventories at September 30, 2005 and 2004 consist of the following, net of reserves:

	2005	2004
Raw materials and supplies	$22,912	$24,138
Work in process	23,412	20,960
Finished goods	46,516	48,591

	$92,840	$93,689

(4) Income Taxes

Income tax expense (benefit) attributable to income from continuing operations consists of:

	Current	Deferred	Total
Year ended September 30, 2005:
U.S., state and local	$18,780	$548	$19,328
Foreign	10,496	(1,868)	9,078

	$29,726	$(1,320)	$28,406

Year ended September 30, 2004:
U.S., state and local	$21,648	$(248)	$21,400
Foreign	8,812	381	9,193

	$30,460	$133	$30,593

Year ended September 30, 2003:
U.S., state and local	$14,430	$7,079	$21,509
Foreign	10,679	(65)	10,614

	$25,109	$7,014	$32,123

The domestic and foreign components of income from continuing operations before income taxes are as follows:

	2005	2004	2003
United States	$60,798	$52,194	$55,116
Foreign	44,293	40,511	34,459

Income before income taxes	$105,091	$92,705	$89,575

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35 percent to income before income taxes in 2005, 2004 and 2003 as a result of the following:

	2005	2004	2003
Computed “expected” tax expense	$36,782	$32,447	$31,351
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of Federal income tax benefit	2,034	1,916	1,995
Foreign income taxed at rates lower than U.S. Federal income	(6,425)	(4,986)	(1,447)
Foreign tax credits used in excess of U.S. tax on foreign earnings	(1,047)	1,521	1,018
Net foreign sales corporation benefit	(2,402)	(2,349)	(1,965)
Other, net	(536)	2,044	1,171

	$28,406	$30,593	$32,123

The significant components of deferred income tax expense (benefit) attributable to income from continuing operations for 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Deferred tax (benefit)/expense (exclusive of the effects of other components listed below)	$(2,040)	$140	$7,055
Increase/(decrease) in the valuation allowance for deferred tax assets	720	(7)	(41)

	$(1,320)	$133	$7,014

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2005 and 2004 are presented below.

	2005	2004
Deferred tax assets:
Inventories	$2,018	$1,601
Compensation	1,536	1,578
Sale/Leaseback	2,900	2,930
Employee benefits	2,858	2,332
Net operating loss carry forwards	1,809	604
Other accruals	7,875	7,498

Total gross deferred tax assets	18,996	16,543
Less valuation allowance	(1,324)	(604)

Net deferred tax assets	17,672	15,939

Deferred tax liabilities:
Depreciation	(1,802)	(2,918)
Purchase accounting	(16,976)	(15,443)
Pension	(5,042)	(2,579)
Other	(2,469)	(3,972)

Total gross deferred tax liabilities	(26,289)	(24,912)

Net deferred tax liabilities	$(8,617)	$(8,973)

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The change in the net deferred tax liabilities contains $2,356 of deferred tax liabilities and $1,393 of deferred tax assets related to the fair values of our derivative financial instruments and pensions, respectively. The net change in the total valuation allowance for the years ended September 30, 2005 and 2004 was an increase of $720 and decrease of $7, respectively. The valuation allowance for deferred tax assets as of the beginning of fiscal 2005 was $604. The valuation allowance relates primarily to net operating loss carryforwards in certain foreign jurisdictions, in which there is a history of pre-tax accounting losses. Management is unable to conclude that there will be pre-tax accounting income in those jurisdictions in the near term. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

At September 30, 2005, we have an aggregate of $5,360 of foreign net operating loss carry forwards from certain foreign jurisdictions, the majority of which expire between 2006 and 2015.

Accumulated earnings of foreign subsidiaries at September 30, 2005, 2004 and 2003 of approximately $142,000, $105,000, and $71,000 respectively, have been reinvested in the business and no provision for income taxes has been made for the repatriation of these earnings.

President Bush signed the American Jobs Creation Act of 2004 (the Jobs Creation Act). The Jobs Creation Act contains a number of provisions that might affect our future effective tax rate. The most significant provision would allow us to elect to deduct from our taxable income 85% of certain eligible dividends that we receive from non-U.S. subsidiaries before the end of fiscal year 2006 if those dividends are reinvested in the U.S. for eligible purposes. We are currently evaluating the amount of such eligible dividends that our non-U.S. subsidiaries will remit, as well as the effects the Jobs Creation Act will have on our effective tax rate and deferred tax assets and liabilities.

(5) Property, Plant and Equipment

Major classifications of property, plant and equipment at September 30, 2005 and 2004 are as follows:

	2005	2004
Land and land improvements	$7,164	$7,362
Buildings and building improvements	47,858	42,518
Machinery and equipment	138,062	126,755
Construction in progress	11,931	8,420

	205,015	185,055
Less: Accumulated depreciation and amortization	(117,253)	(101,934)

	$87,762	$83,121

(6) Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 requires that intangible assets acquired in a business combination meet specific criteria to be recognized and reported separately from

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized to earnings, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Goodwill

We perform an annual impairment test of goodwill in the first quarter of each fiscal year, or more frequently if indicators of potential impairment exist, to determine if the recorded goodwill is impaired. To perform this assessment, we identified our reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. We then determined the fair value of each reporting unit and compared it to the carrying amount of the reporting unit. We have determined that no goodwill impairment existed as of September 30, 2005 and 2004.

The following table details the balances of the goodwill assets by reporting segment as of September 30:

	2005	2004	2003
Professional Dental	$187,772	$189,886	$180,362
Specialty Products	107,534	78,882	78,228

Total	$295,306	$268,768	$258,590

The increase in goodwill in fiscal 2005 from the prior fiscal year is due to acquired goodwill of $27,485, a favorable foreign currency fluctuation of $497 and other of $191, partially offset by adjustments of ($1,635) resulting from finalization of the purchase price allocation related to the Bioplant acquisition in July 2004. The increase in goodwill in fiscal 2004 from the prior fiscal year is due to acquisition goodwill of $6,299, a favorable foreign currency fluctuation of $3,769, and other of $110.

Intangible Assets

We recorded losses on impairment of intangible assets in the amount of $2,027 during the fiscal year ended September 30, 2005. Our Professional Dental segment recorded an impairment charge of $1,622 on intellectual property associated with disinfecting solutions, which became impaired throughout fiscal 2001 and fiscal 2002, at which time the charges should have been taken. Our management concluded that the effect of the delay in recording the charges was not material to any of the prior periods in which impairment occurred and the correcting entries are not material to the annual period or the fourth quarter of fiscal 2005. Our Specialty Products segment recorded an impairment charge of $201 to reduce a particular intangible asset’s net book value to zero as the related products were no longer being actively marketed. Additionally, our Specialty Products segment recorded an impairment charge of $204 on various patents. These impairment losses are included in selling, general, and administrative expenses in the consolidated statements of income for the fiscal year ended September 30, 2005.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table details the balances of our intangible assets as of September 30, 2005:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible Assets Subject to Amortization:
Proprietary technology	$28,827	$1,166	$27,661
Patents	8,820	3,418	5,402
Non-compete agreements	1,673	1,273	400
Other	16,933	14,922	2,011

Total	$56,253	$20,779	35,474

Intangible Assets Not Subject to Amortization:
Trademarks			15,408

Total Intangible Assets			$50,882

The gross carrying amount of intangible assets subject to amortization increased by $25,876 from fiscal 2004 to fiscal 2005, which was comprised of $29,875 attributable to the value assigned to intangible assets subject to amortization acquired from Innova and Oraltronics during fiscal 2005, offset by the impairment losses previously discussed and other retirements. The weighted average amortization period for the acquired intangible assets subject to amortization is approximately 18 years. A value of $5,333 was assigned to intangible assets not subject to amortization acquired from Innova and Oraltronics during fiscal 2005. As the purchase price allocation for Oraltronics has not yet been finalized, the value of its intangible assets remains subject to adjustment.

The following table details the balances of our intangible assets as of September 30, 2004:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible Assets Subject to Amortization:
Proprietary technology	$4,760	$4,760	$—
Patents	9,552	3,388	6,164
Non-compete agreements	1,274	1,239	35
Other	14,791	14,623	168

Total	$30,377	$24,010	6,367

Intangible Assets Not Subject to Amortization:
Trademarks			9,811

Total Intangible Assets			$16,178

The following table represents the estimated amortization (calculated as of September 30, 2005) for each of the years indicated:

	2006	2007	2008	2009	2010
Amortization of intangible assets	$2,197	$2,169	$2,140	$2,099	$2,060

(7) Impairment of Long-Lived Assets

In fiscal 2005, we recorded an impairment charge of $903 in selling, general and administrative expenses at the corporate level, which was allocated to the segments using the same ratio as the ratio of each segment’s net sales to our total net sales. The impairment charge was related to our fractional ownership of an aircraft. We received notice that the type of aircraft owned is being eliminated from the fleet of the service provider, which will result in the sale of the aircraft at a price less than its net book value. We used the quoted market price from the service provider to determine the fair value of the aircraft.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also during fiscal 2005, we ascertained that manufacturing equipment related to a product line within the Specialty Products segment that had been discontinued prior to fiscal 2005 continued to be depreciated as a performing asset. The manufacturing equipment had no other identifiable use, and the determination had been made prior to fiscal 2005 to scrap the equipment. The asset should have been recorded as an impaired asset when the decision to scrap the equipment was made. To correct this error, we recorded an impairment charge of $289 to cost of sales and a corresponding reduction to property, plant and equipment. The effect of this error was not material to any affected prior period or to the fiscal year ended September 30, 2005.

(8) Long-Term Debt

Credit Facilities and Senior Subordinated Notes: On June 6, 2002, we entered into a $350,000 syndicated credit facility for which Credit Suisse First Boston is the administrative agent. The credit facility (the “Credit Facility”), provides for a five-year $120,000 revolving credit facility (the “Domestic Revolver”), a seven-year $200,000 term loan (the “Term Loan B”) and a five-year $30,000 revolving credit facility (the “Euro Revolver”). Sybron Dental Specialties, Inc., Kerr Corporation, Ormco Corporation and Pinnacle Products, Inc. (the “Domestic Borrowers”) are joint and several borrowers under the Domestic Revolver and the Term Loan B, and Hawe Neos Holding S.A. (“Hawe Neos”) is the borrower under the Euro Revolver. We are currently assessing refinancing alternatives for the Credit Facility. If we complete our assessment and elect to refinance our Credit Facility during fiscal 2006, it will likely lower our borrowing costs and provide additional borrowing capacity for acquisitions. In addition to the Credit Facility, we also completed on June 6, 2002, the sale of $150,000 of 8 1 / 8 % senior subordinated notes due 2012 (the “Senior Subordinated Notes”) in a private offering.

The Credit Facility is jointly and severally guaranteed by Sybron Dental Specialties, Inc., the other Domestic Borrowers and each of our present and future direct and indirect wholly-owned domestic subsidiaries, and is secured by substantially all assets of each such entity, including the capital stock of each domestic subsidiary. In addition, the Credit Facility is secured by a pledge of 65% of the capital stock of each of our first-tier material foreign subsidiaries. The Euro Revolver is also guaranteed by certain foreign subsidiaries and is secured by a pledge of 100% of the capital stock of certain foreign subsidiaries and by some of the assets of our Swiss subsidiary, Hawe Neos, certain direct subsidiaries of Hawe Neos and certain of our other indirect foreign subsidiaries.

The Credit Facility may be prepaid at any time without penalty except for LIBOR and Euro-LIBOR breakage costs. We do have one outstanding interest rate swap (discussed below) that would potentially have a breakage cost if the debt to which the interest rate swap was assigned was prepaid and the interest rate swap could not be re-assigned to other debt. Under the Credit Facility, subject to certain exceptions, we are required to apply all of the proceeds from any issuance of debt, half of the proceeds from any issuance of equity, half of our excess annual cash flow, as defined in our Credit Facility, and, subject to permitted reinvestments, all amounts received in connection with any sale of our assets and casualty insurance and condemnation or eminent domain proceedings, in each case to repay the outstanding amounts under the Credit Facility.

The Term Loan B amortizes 1% annually for the first six years, payable quarterly, with the balance to be paid in the seventh year in equal quarterly installments. As a result of the upgrade in our credit rating by Standard & Poor’s and Moody’s Investors Service, we amended our Credit Facility effective July 14, 2004, and received a 50 basis point reduction in the margin on our Term Loan B. The Term Loan B now bears interest, at our option, at either (a) the LIBOR rate, plus between 175 and 225 basis points, or (b) the Base rate, plus between 75 and 125 basis points, in each case as determined according to the rating of the Credit Facility by Standard and Poor’s and Moody’s. The per annum interest rate ending September 30, 2005 was LIBOR plus 175 basis points, or 5.59%. As of September 30, 2005, the amount outstanding on the Term Loan B was $51,910. The average interest rate at September 30, 2005 on the Term Loan B was 5.61% after giving effect to the interest rate swap agreements we had in effect as of that date.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Domestic Revolver bears interest, at our option, at a per annum rate equal to either (a) the LIBOR rate, plus between 175 and 250 basis points, or (b) the Base rate, plus between 75 and 150 basis points, in each case as determined on a quarterly basis according to a leveraged-based pricing grid with leverage ratios from 1.75x to 3.0x. The per annum interest rate as of September 30, 2005 was LIBOR plus 175 basis points, or 5.59%. The annual commitment fee on the unused portion of the Domestic Revolver will vary from 0.375% to 0.5% based on the quarterly leverage ratio. As of September 30, 2005 the amount outstanding on the Domestic Revolver was $2,200 and the amount available was $143,097. The average interest rate at September 30, 2005 on the Domestic Revolver was 7.13%. The Domestic Revolver also provides for the issuance of standby letters of credit and commercial letters of credit as required in the ordinary course of business. As of September 30, 2005, letters of credit totaling $4,703 were issued.

The Euro Revolver bears interest, at our option, at Euro-LIBOR or at Base rates with margins identical to those of the Domestic Revolver. The annual commitment fee on the unused portion of the Euro Revolver varies from 0.375% to 0.5% based on the quarterly leverage ratio. As of September 30, 2005, there was no outstanding balance under the Euro Revolver and the amount available was $30,000.

The Credit Facility contains certain covenants, including, without limitation, restrictions on: (i) debt and liens, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) transactions with affiliates, (v) capital expenditures, (vi) restricted payments, including repurchase or redemptions of the Senior Subordinated Notes, (vii) the expenditure of more than $100,000 to repurchase or redeem stock from or to pay cash dividends to our stockholders, and (viii) loans and investments. The Credit Facility also has certain financial covenants, including, without limitation, maximum leverage ratios, minimum fixed charge coverage ratios, minimum net worth and maximum capital expenditures.

We were in compliance with all such covenants at September 30, 2005.

Long-term borrowings at September 30, 2005 and 2004 consists of the following:

	2005	2004
Term Loan Facility	$54,110	$62,511
Senior Subordinated Notes	150,000	150,000
Sale/Leaseback obligation	7,632	7,726
Capital leases and other (see Note 9)	90	234

	211,832	220,471
Less: current portion of long-term debt	(733)	(882)

	$211,099	$219,589

Sale/Leaseback: In 1988, we completed the sale and leaseback (the “Sale/Leaseback”) of our then principal domestic manufacturing and office facilities with an unaffiliated third party. The transaction has been accounted for as a financing for financial statement purposes, thus the facilities remain in property, plant and equipment. The transaction was a sale for income tax purposes. The financing obligation is being amortized over the initial 25-year lease term.

The initial term of each lease is 25 years with five five-year renewal options and provides the option to purchase the leased premises at fair market value from June 1, 2008 to May 31, 2009. On the fifth anniversary of the leases and every five years thereafter (including renewal terms), the rent is increased by the percentage equal to 75% of the percentage increase in the Consumer Price Index over the preceding five years. The percentage increase to the rent in any five-year period is capped at 15%. On January 1, 2004, the annual rent payments increased from $1,463 to $1,770. The next adjustment will occur January 1, 2009.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We pay all costs of maintenance and repair, insurance, taxes and all other expenses associated with the properties. In addition, we unconditionally guarantee each of the leases.

We have the option to purchase the facilities according to the terms of any bona fide offer received by the lessor from a third party at any time during the term of the leases. We may be obligated to repurchase the property upon the event of a breach of certain covenants or occurrence of certain other events.

Maturities of long-term borrowings reflect the Credit Facility, Senior Subordinated Notes, Sale/Leaseback, and other long-term debt as of September 30, 2005 as follows:

Fiscal
2006	$733
2007	698
2008	6,894
2009	29,074
2010	552
Thereafter	173,881

$211,832

(9) Lease Commitments

As of September 30, 2005, minimum rentals, excluding rent payments under the Sale/Leaseback described in Note 8, under capital and noncancellable operating leases consisting primarily of machinery and equipment, and building leases are:

Fiscal	Capital	Operating
2006	$51	$6,369
2007	—	5,979
2008	—	5,107
2009	—	4,679
2010	—	4,470
Thereafter	—	20,117

	$51	$46,721

Less amounts representing interest	—

Present value of net minimum lease payments	51
Less current portion	51

Long-term obligations under capital leases	$—

Amortization of assets held under capital leases is included with depreciation expense.

Rental expense under operating leases was $8,158, $7,151 and $6,930 in 2005, 2004 and 2003, respectively.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(10) Fair Value of Financial Instruments

The carrying amounts of financial instruments approximate fair value due to the short maturity of those instruments except as follows:

Long-Term Borrowings

Credit Facility: The fair value of the Credit Facility as of September 30, 2005 approximates the carrying amount, as the interest rates are variable and approximate rates that we could obtain under similar terms at the balance sheet date. The fair value of our Senior Subordinated Notes is based on quoted market prices and was approximately $159,938 at September 30, 2005.

Derivatives: We had interest rate swaps, cross currency debt swaps and foreign exchange zero cost collars in place at September 30, 2005 (see Note 11). The fair values of these instruments were provided by third party broker/bankers.

	September 30, 2005		September 30, 2004
	Reported Amount	Estimated Fair Value	Reported Amount	Estimated Fair Value
Long-term borrowings (including current portion)	$211,832	$221,770	$220,471	$233,221
Derivatives instruments	6,753	6,753	12,954	12,954

Total fair value	$218,585	$228,523	$233,425	$246,175

The estimated fair values of our financial instruments have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

(11) Derivatives

Foreign Exchange Currency Risk Management

We operate internationally; therefore, our earnings, cash flows, and financial position are exposed to foreign currency risk from foreign currency denominated receivables and payables, forecasted sales transactions, as well as net investments in certain foreign operations. These items are denominated in foreign currencies, including but not limited to the euro, Japanese yen, Swiss franc, British pound, Mexican peso, Canadian dollar, Czech koruna and the Australian dollar.

For fiscal year 2006, our projected total foreign currency exposure is approximately 73,078 euros, 916,801 Japanese yen, 18,063 Swiss francs, 1,175 British pounds, 70,082 Mexican pesos, 32,723 Canadian dollars, 49,874 Czech koruna, and 18,084 Australian dollars. We have put in place a strategy to manage our forecasted euro, Japanese yen, and Australian dollar denominated intercompany cash flow exposure through the use of zero cost collar contracts. There were no such contracts in place for the Canadian dollar, British pound, Mexican peso, Czech koruna and Swiss franc at September 30, 2005.

In fiscal 2005, we entered into a series of zero cost collar contracts to hedge foreign denominated forecasted intercompany sales transactions with a total notional amount of 34,500 euros, 555,000 Japanese yen, and 7,500 Australian dollars for fiscal year 2006. For fiscal year 2005, an unrealized gain of $1,823 (net of income tax), representing the fair value of the zero cost collars, is included in accumulated other comprehensive income.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Zero cost collar contracts in place as of September 30, 2005 are as follows:

Currency	Trade Date	Effective Date	Maturity Date	Local Currency Amount	Floor Rate	Ceiling Rate
Euro	10/22/2004	10/14/2005	12/15/2005	9,000	1.25	1.28
Euro	12/23/2004	01/17/2006	03/15/2006	9,000	1.33	1.39
Euro	03/18/2005	04/17/2006	06/15/2006	9,000	1.33	1.37
Euro	09/09/2005	07/14/2006	09/15/2006	7,500	1.24	1.29
Yen	10/21/2004	10/14/2005	12/15/2005	150,000	108.00	100.88
Yen	12/23/2004	01/17/2006	03/15/2006	150,000	104.00	94.80
Yen	03/18/2005	04/17/2006	06/15/2006	120,000	104.00	95.33
Yen	09/09/2005	07/14/2006	09/15/2006	135,000	107.00	104.55
Aud	10/21/2004	10/14/2005	12/15/2005	1,800	0.71	0.72
Aud	12/23/2004	01/17/2006	03/15/2006	1,800	0.74	0.75
Aud	03/18/2005	04/17/2006	06/15/2006	1,800	0.75	0.80
Aud	09/09/2005	07/14/2006	09/15/2006	2,100	0.74	0.77

In fiscal 2004, we entered into a series of zero cost collar contracts to hedge intercompany transactions with a total notional amount of 39,000 euros, 720,000 Japanese yen, and 7,200 Australian dollars for fiscal year 2005. For fiscal year 2004, an unrealized loss of $329 (net of income tax), representing the fair value of the zero cost collars, is included in accumulated other comprehensive income.

Zero cost collar contracts in place as of September 30, 2004 are as follows:

Currency	Trade Date	Effective Date	Maturity Date	Local Currency Amount	Floor Rate	Ceiling Rate
Euro	12/15/2003	10/15/2004	12/15/2004	9,000	1.20	1.24
Euro	01/09/2004	01/14/2005	03/15/2005	9,000	1.24	1.30
Euro	05/18/2004	04/15/2005	09/15/2005	21,000	1.17	1.22
Yen	12/15/2003	10/15/2004	12/15/2004	180,000	108.00	104.40
Yen	01/27/2004	01/14/2005	03/15/2005	180,000	107.00	100.25
Yen	05/18/2004	04/15/2005	09/15/2005	360,000	115.00	107.30
AUD	06/24/2004	10/15/2004	12/15/2004	1,800	0.68	0.70
AUD	06/24/2004	01/14/2005	03/15/2005	1,800	0.68	0.69
AUD	06/24/2004	04/15/2005	06/15/2005	1,800	0.67	0.69
AUD	06/24/2004	07/15/2005	09/15/2005	1,800	0.67	0.68

In fiscal 2003, we entered into a series of zero cost collar contracts to hedge intercompany transactions with a total notional amount of 42,000 euros and 720,000 Japanese yen for fiscal year 2004. Both the euro zero cost collar contracts and the yen zero cost collar contracts for fiscal year 2004 matured on September 30, 2004. For fiscal year 2003, approximately $1,961 of loss (net of income tax) representing the fair value of the zero cost collars, is included in accumulated other comprehensive income, related to the foreign currency zero cost collar transactions.

In June 2002, we entered into four cross currency debt swap transactions to hedge our net investment in Hawe Neos and one cross currency debt swap transaction to hedge our net investment in SDS Japan. The agreements are contracts to exchange U.S. dollar principal aggregating a total amount of $45,000 in exchange for a Swiss franc principal aggregating a total amount of 67,500 CHF and U.S. dollar principal amount of $4,000 in exchange for 486,000 Japanese yen. Both the Swiss franc contracts and the Japanese yen contract mature on

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 15, 2007. The fixed interest rate to be paid to us on the U.S. dollar leg of the agreements is a rate equal to the Senior Subordinated Notes rate of 8 1 / 8 % while the fixed interest rate to be paid by us on the Swiss franc leg of the agreements ranges from 6.39% to 6.45% and the Japanese yen leg of the agreements is 3.65%, with the interest payments due semi-annually.

The following are the details of the cross currency debt swaps:

Trade Date	Effective Date	Maturity	US$	Interest	FX Amt	Interest
06/25/02	06/27/02	06/15/07	$15,000	8 1/8%	CHF 22,500	6.450%
06/26/02	06/28/02	06/15/07	$15,000	8 1/8%	CHF 22,500	6.390%
06/27/02	07/01/02	06/15/07	$7,500	8 1/8%	CHF 11,250	6.390%
06/27/02	07/01/02	06/15/07	$7,500	8 1/8%	CHF 11,250	6.390%
06/25/02	06/27/02	06/15/07	$4,000	8 1/8%	JPY 486,000	3.650%

For fiscal 2005, an unrealized loss of $5,865 (net of income tax), representing the fair value of the cross currency debt swap, was included in accumulated other comprehensive income.

Subsequent to September 30, 2005, we unwound all of the five outstanding cross currency debt swap contracts to mitigate our foreign currency exposure because these instruments were getting closer to maturity. As a result, we will realize a loss of $5,548 (net of income tax) in other comprehensive income during the first quarter of fiscal 2006. A total of $6,511 realized loss (net of income tax), including the realized loss of $963 (net of income tax) as a result of cash-settling a cross currency swap with Wachovia in 2002, will remain in the currency translation adjustment account in equity until we dispose of the net investment.

Interest Rate Exposure—Interest Rate Risk Management

We use the Credit Facility and Senior Subordinated Notes to finance our operations. The Credit Facility exposes us to variability in interest payments due to changes in interest rates. If our interest rates increase, interest expense increases. Conversely, if our interest rates decrease, interest expense also decreases. We entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These interest rate swaps change a portion of our variable-rate cash flow exposure to fixed-rate cash flows. We continue to assess our exposure to interest rate risk on an ongoing basis.

The table below provides information about our debt obligations that are sensitive to changes in interest rates as of September 30, 2005. For these debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward 3-month LIBOR rates in the yield curve at the reporting date. The information is presented in U.S. dollar equivalents.

	Fiscal Years Ending September 30
Liabilities	2006	2007	2008	2009	2010	Thereafter	Fair Value
Long-Term Debt:
Fixed Rate Debt	—	—	—	—	—	$150,000	$159,938
Average Interest Rate	8.125%	8.125%	8.125%	8.125%	8.125%	8.125%
Variable Rate Debt	$733	$698	$6,894	$29,074	$552	$23,881	$61,832
Average Interest Rate	6.309%	6.264%	6.329%	6.429%	6.539%	6.659%

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For fiscal year ended 2005, the total net cost of converting from floating rate (3-month LIBOR) to fixed rate from a portion of the interest payments of the debt obligations was $521. Below is a table listing the interest expense exposure detail, including the notional amount as of September 30, 2005:

Loan	Notional Amount	Trade	Effective	Maturity	Fiscal 2005 Cost
Ormco B	25,345	1/2/2001	03/30/2001	6/30/2006	521

Total	$25,345				$521

For fiscal year ended 2004, the total net cost of converting from a floating rate (3-month LIBOR) to a fixed rate for a portion of the interest payments on the debt obligations was $1,695. Below is a table listing the interest expense exposure detail, including the notional amount as of September 30, 2004:

Loan	Notional Amount	Trade	Effective	Maturity	Fiscal 2004 Cost
Kerr B	11,767	1/2/2001	03/30/2001	3/31/2005	606
Ormco B	25,345	1/2/2001	03/30/2001	6/30/2006	1,089

Total	$37,112				$1,695

The fair value of interest rate swap agreements designated as hedging instruments against the variability of cash flows associated with floating-rate, long-term debt obligations are reported in accumulated other comprehensive income. These amounts subsequently are reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings.

During the year ended September 30, 2005, an approximate $145 loss (net of income tax) was recorded in accumulated other comprehensive income. The fair values of the interest rate swap agreements as of September 30, 2005 are as follows:

Loan	Notional Amount	Trade	Effective	Maturity	Fair Value (pre-tax)
Ormco B	25,345	01/02/2001	03/30/2001	06/30/2006	234

Total	$25,345				$234

During the year ended September 30, 2004, an approximate $965 loss (net of income tax) was recorded in accumulated other comprehensive income. The fair values of the interest rate swap agreements as of September 30, 2004 are as follows:

Loan	Notional Amount	Trade	Effective	Maturity	Fair Value (pre-tax)
Kerr B	$11,767	01/02/2001	03/30/2001	03/31/2005	$332
Ormco B	25,345	01/02/2001	03/30/2001	06/30/2006	1,224

Total	$37,112				$1,556

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended September 30, 2003, an approximate $2,116 loss (net of income tax) was recorded in accumulated other comprehensive income. The fair values of the interest rate swap agreements as of September 30, 2003 are as follows:

Loan	Notional Amount	Trade	Effective	Maturity	Fair Value (pre-tax)
Kerr B	$19,914	01/02/2001	03/30/2001	03/31/2005	$964
Ormco B	25,345	01/02/2001	03/30/2001	06/30/2006	2,343

Total	$45,259				$3,307

(12) Employee Benefit Plans

Pension and Other Postretirement Benefits: We participate in various defined benefit pension plans covering substantially all of our U.S. and Canadian employees. The benefits are generally based on various formulas, the principal factors of which are years of service and compensation. Our funding policy is to generally make annual contributions in excess of both the minimum required contributions required by applicable regulations and the amount needed in order to avoid any Pension Benefit Guarantee Corporation (PBGC) variable premium payments. Plan assets are invested primarily in U.S. stocks, bonds and international stocks. In addition to the defined benefit plans, we provide certain health care benefits for certain U.S. employees, which are funded as costs are incurred. Any of our salaried employees who reached age 55 prior to January 1, 1996 are eligible for postretirement health care benefits if they reach retirement age while working for us. We accrue, as current costs, the future lifetime retirement benefits for qualifying active employees. The postretirement health care plans currently follow a policy instituted by the predecessor of Apogent in 1986 where our contributions were frozen at the levels equal to the corporation’s contributions on December 31, 1988, except where collective bargaining agreements and voluntary early retirement separation agreements prohibited such a freeze.

The discount rate utilized for the Canadian Pension plan was derived from the yield curve, as of the plan measurement date, on corporate bonds rated AAA/AA, and was adjusted to match the plan’s duration of benefits. The discount rate utilized for the U.S. Pension plans and the post retirement health care plans was derived from an imputed daily Citigroup Pension curve, as of the plan measurement date, as well as the Moody’s long-term Aa corporate bond index.

The following assumptions were used in determining the pension benefit obligation of our defined benefit pension plans:

	U.S. Pension Plans		Canadian Pension Plan
	2005	2004	2005	2004
Discount rate	5.25%	6.25%	5.25%	6.50%
Rate of increase in compensation levels	4.00%	4.00%	3.50%	4.00%

The following assumptions were used in determining the net periodic benefit cost of our defined benefit pension plans:

	U.S. Pension Plans		Canadian Pension Plan
	2005	2004	2005	2004
Discount rate	6.25%	6.00%	6.50%	6.75%
Rate of increase in compensation levels	4.00%	4.00%	4.00%	4.00%
Expected long-term rate of return on assets	8.75%	8.75%	8.75%	8.75%

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For U.S. pension plans, the overall expected return on assets assumption was based on an asset mix of 69% equity, 28% fixed income and 3% cash. U.S. equities and fixed income and returns were based on the S&P 500 index and U.S. intermediate Government Treasury return data since 1926. The expected nominal return on this basis is 8.91%. For the Canadian pension plan, the overall expected return on assets assumption was based on an asset mix of 69% equity, 30% fixed income and 1% cash. Equity and fixed income returns were based on Canadian investment manager surveys for the mid to long-term horizon. The expected nominal return on this basis is 6.55%.

The following assumptions were used in determining the postretirement benefit obligation and the net periodic benefit cost of our postretirement healthcare plans.

	2005	2004
Discount rate	5.00%	6.25%
Annual increase in medical costs	10.00%	6.50%
Rate to which the cost trend rate is assumed to decline	5.00%	N/A
Number of years to ultimate trend rate	5	N/A

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Change in benefit obligations:
Obligations at beginning of year	$61,990	$54,075	$16,517	$13,896
Service cost	4,356	3,936	594	476
Interest cost	3,862	3,272	1,014	789
Actuarial loss	15,324	1,148	5,072	2,217
Benefit payments	(1,176)	(1,063)	(836)	(861)
Plan amendments	—	—	(3,300)	—
Foreign exchange rates	977	622	—	—

Obligations at end of year	$85,333	$61,990	$19,061	$16,517
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	50,790	43,701	$—	$—
Actual return on plan assets	4,303	7,310	—	—
Employer contributions	10,409	444	—	—
Benefit payments	(1,176)	(1,063)	—	—
Foreign exchange rates	645	398	—	—

Fair value of plan assets at end of year	$64,971	$50,790	$—	$—
Funded status:
Funded status at end of year	$(20,362)	$(11,200)	$(19,061)	$(16,517)
Unrecognized prior service cost	387	499	(3,300)	—
Unrecognized loss	35,018	20,116	14,841	10,380
Remaining excess of fair value of plan assets over projected benefit obligation recognized as a result of the 1987 acquisition of Sybron International	941	974	—	—

Net amount recognized at end of year	$15,984	$10,389	$(7,520)	$(6,137)

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides the amounts recognized in our consolidated balance sheets:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Prepaid benefit cost	$15,347	$9,034	$—	$—
Accrued benefit liability	(7,355)	(2,543)	(7,520)	(6,137)
Remaining excess of fair value of plan assets over projected benefit obligation recognized as a result of the 1987 acquisition of Sybron International	941	974	—	—
Other	7,051	2,924	—	—

Net amount recognized in other non-current assets or (liabilities) at September 30	$15,984	$10,389	$(7,520)	$(6,137)

The following table provides disclosure of the net periodic benefit cost:

	Pension Benefits			Other Benefits
	2005	2004	2003	2005	2004	2003
Service cost	$4,356	$3,936	$3,143	$594	$477	$291
Interest cost	3,862	3,272	2,905	1,014	789	684
Expected return on plan assets	(4,407)	(3,787)	(3,072)	—	—	—
Amortization of prior service cost	95	96	99	—	—	—
Amortization of net loss	957	1,206	692	611	450	260

Net periodic benefit cost	$4,863	$4,723	$3,767	$2,219	$1,716	$1,235

At September 30, 2005 and 2004, all plans had projected benefit obligations in excess of fair value of the plan assets. At September 30, 2005 and 2004, our U.S. pension plans, except the Supplemental Executive Retirement Program, had pension assets in excess of their accumulated benefit obligations. All plans are funded above required funding levels. Additional information is as follows:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Pension plans with projected benefit obligation in excess of plan assets:
Fair value of plan assets	$52,181	$38,809	$—	$—
Projected benefit obligation	72,693	51,315	$19,061	$16,517
Pension plans with plan assets in excess of the projected benefit obligation:
Fair value of plan assets	$12,790	$11,981	$—	$—
Projected benefit obligation	12,640	10,675	—	—
Pension plans with accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$8,850	$7,393	$—	$—
Accumulated benefit obligation	16,205	9,935	—	—
Pension plans with plan assets in excess of the accumulated benefit obligation:
Fair value of plan assets	$56,121	$43,397	$—	$—
Accumulated benefit obligation	55,645	40,931	—	—

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An increase of one percentage point in the per capita cost of health care costs associated with the health insurance plans for which our contributions are not frozen would increase the accumulated postretirement benefit obligation and service and interest cost components as of September 30, 2005 by approximately $3,392 and $338, respectively. Similarly, a decrease of one percentage point in the per capita cost of health care costs would decrease the accumulated postretirement benefit obligation and service and interest cost components as of September 30, 2005 by approximately $2,692 and $260, respectively.

Plan Assets

Our pension plans’ asset allocation by asset category is as follows:

	U.S. Pension Plans		Canadian Pension Plan
	September 30,		September 30,
	2005	2004	2005	2004
Asset Category
Equity	69%	73%	69%	66%
Fixed Income	28%	24%	30%	32%
Cash	3%	3%	1%	2%

Total	100%	100%	100%	100%

The target asset allocation of the plan assets of the U.S. pension plans is:

Large Cap Domestic Equity	30% to 50%
Small/Mid Cap Domestic Equity	10% to 20%
International Equity	10% to 20%
Fixed Income	15% to 35%
Cash	0% to 10%

The target asset allocation of the plan assets of the Canadian pension plan is:

Canadian Equity	40% to 80%
Overseas Equity	0% to 30%
Fixed Income	20% to 60%
Cash	0% to 5%

Contributions

We expect to contribute approximately $3,258 to our pension plans in fiscal 2006.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Benefit Payments
2006	$1,392
2007	1,570
2008	1,824
2009	2,123
2010	2,387
2011 to 2015	17,888

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Savings Plans: Employees in the United States are eligible to participate in contributory savings plans that we maintain under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Our matching contributions under the plans, net of forfeitures, were approximately $1,673, $1,589 and $1,497 for 2005, 2004 and 2003, respectively.

(13) Restructuring and Merger and Integration Charges

In fiscal 2005, we implemented and completed a plan to consolidate our Demetron and Orascoptic operations into one facility. As a result of this plan, we recorded restructuring charges of $1,204 ($819 after tax) in the fiscal year ended September 30, 2005. The $1,204 restructuring charge is comprised of approximately $616 of cash charges related to severance and termination costs associated with the employees whose employment we have terminated or plan to terminate as a result of the consolidation, an approximate $314 cash charge related to lease termination, storage and moving costs, and approximately $274 of cash charges related to miscellaneous consolidation costs. Approximately $588 of the costs were recorded as a component of costs of goods sold and $616 of the costs were recorded in selling, general and administrative expense. Approximately $85 of the 2005 restructuring costs is expected to be paid by the end of the first fiscal quarter of fiscal 2006.

In fiscal 2004, we implemented and completed a plan to close our facility in Tijuana, Mexico by the end of the first quarter of fiscal 2005. As a result of this plan, we recorded restructuring charges of $1,471 ($986 after tax) in the fiscal year ended September 30, 2004. The charges were comprised of severance and termination costs associated with the 246 employees whose employment we terminated as a result of the closure and recorded as a component of cost of goods sold in the fiscal year. The 2004 restructuring was completed in the first quarter of fiscal 2005, and all severance was paid.

In September 2002, we recorded a restructuring charge of approximately $3,666 ($2,353 after tax). The charge was primarily comprised of severance and termination costs associated with the 71 employees whose employment we terminated as a result of the consolidation of several of our European facilities into our Hawe Neos facility in Switzerland. Of the $3,666 restructuring charge, approximately $3,064 was related to cash payments for severance and contractual obligations; $300 was for the cash payment of tax liabilities included in income taxes payable; and the balance of approximately $302 related to non-cash charges. We completed the 2002 restructuring in fiscal 2004 and made an adjustment to restructuring charges of approximately $200, primarily for the over accruals for anticipated costs associated with severance and related costs. A balance of $300 remains in our accrued tax liability until it is remitted.

The 2002 restructuring charge activity since September 30, 2002 and its components are as follows:

	Severance	Lease Payments	Inventory Write-Off	Fixed Assets	Tax	Contractual Obligations	Other	Total
	(a)	(b)	(c)	(c)	(d)	(e)
2002 Restructuring Charge	$2,347	$332	$106	$196	$300	$229	$156	$3,666
Fiscal 2002 Non-Cash Charges	70	—	—	—	—	—	43	113

September 30, 2002 Balance	2,277	332	106	196	300	229	113	3,553
Fiscal 2003 Cash Payments	1,761	278	—	—	—	229	80	2,348
Fiscal 2003 Non-Cash Charges	—	—	106	196	—	—	—	302

September 30, 2003 Balance	516	54	—	—	300	—	33	903
Fiscal 2004 Cash Payments	404	16	—	—	—	—	—	420
Fiscal 2004 Adjustments	112	38	—	—	—	—	33	183

September 30, 2005 and 2004 Balance	$—	$—	$—	$—	$300	$—	$—	$300

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)	The amount primarily represents the charges for severance and termination costs associated with the 71 employees primarily located at several facilities throughout Europe whose employment we terminated as a result of the 2002 European restructuring plan.
(b)	Amount represents lease payments on exited facilities.
(c)	Amount represents write-offs of inventory and fixed assets associated with discontinued product lines.
(d)	Amount represents $300 for tax liabilities included in income taxes payable.
(e)	Amount represents certain contractual obligations.

In June 1998, we recorded a restructuring charge of approximately $14,600 (approximately $10,700 after tax) for the rationalization of certain acquired companies, combination of certain duplicate production facilities, movement of certain customer service and marketing functions, and the exiting of several product lines. In fiscal 2005 we reversed a tax liability accrual of approximately $700 when we determined that we would not be required to pay this tax.

The 1998 restructuring charge activity since June 30, 1998 and its components are as follows:

	Severance	Lease Payments	Shut-Down Costs	Inventory Write-Off	Fixed Assets	Tax	Contractual Obligations	Other	Total
	(a)	(b)	(b)	(c)	(c)	(d)	(e)
1998 Restructuring Charge	$4,300	$300	$400	$4,600	$1,300	$700	$900	$2,100	$14,600
Fiscal 1998 Cash Payments	1,800	—	100	—	—	—	300	1,400	3,600
Fiscal 1998 Non-Cash Charges	—	—	—	4,600	1,300	—	—	—	5,900

September 30, 1998 Balance	2,500	300	300	—	—	700	600	700	5,100
Fiscal 1999 Cash Payments	1,300	300	300	—	—	—	300	400	2,600
Adjustments(a)	1,200	—	—	—	—	—	—	—	1,200

September 30, 1999 Balance	—	—	—	—	—	700	300	300	1,300
Fiscal 2000 Cash Payments	—	—	—	—	—	—	300	100	400

September 30, 2000 and 2001 Balance	—	—	—	—	—	700	—	200	900
Fiscal 2002 Cash Payments	—	—	—	—	—	—	—	16	16
Fiscal 2002 Non-Cash Charges	—	—	—	—	—	—	—	7	7

September 30, 2002 Balance	—	—	—	—	—	700	—	177	877
Fiscal 2003 Non-Cash Charges	—	—	—	—	—	—	—	(6)	(6)

September 30, 2003 Balance	—	—	—	—	—	700	—	183	883
Fiscal 2004 Adjustments	—	—	—	—	—	—	—	183	183

September 30, 2004 Balance	—	—	—	—	—	700	—	—	700
Fiscal 2005 Adjustments	—	—	—	—	—	700	—	—	—

September 30, 2005 Balance	$—	$—	$—	$—	$—	$—	$—	$—	$—

(a)	The amount primarily represents severance and termination costs related to the 154 employees whose employment was terminated as a result of the 1998 restructuring plan. An adjustment of approximately $1,200 was made in fiscal 1999 to adjust the accrual primarily representing over accruals for anticipated costs associated with outplacement services, accrued fringe benefits, and severance associated with employees who were previously notified of termination and subsequently filled other company positions.
(b)	Amount represents lease payments and shutdown costs on exited facilities.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c)	Amount represents write-offs of inventory and fixed assets associated with discontinued product lines.
(d)	The charge of $700 represents an accrual for a statutory tax relating to assets transferred from an exited sales facility in Switzerland. This accrual was reversed in fiscal 2005 when we determined that we would not be required to pay this tax.
(e)	Amount represents certain contractual obligations.

(14) Stock-Based Compensation

Our employee stock option plans are part of a broad-based, long term retention program to promote success, and enhance the value of the Company by linking personal interests of the participants to those of our stockholders, and by providing participants with an incentive for outstanding performance.

We currently have three long-term incentive plans including the 2000 Long-Term Incentive Plan (the “2000 Stock Plan”), the 2001 Long-Term Incentive Plan (the “2001 Stock Plan”), and the 2005 Long-Term Incentive Plan (the “2005 Stock Plan”). The 2005 Stock Plan was approved at the 2005 Annual Meeting of Stockholders. Under the 2000 and 2005 Stock Plans, incentive stock options and nonqualified stock options may be granted to employees, including employees who are members of the Board of Directors, but excluding any director who is not an employee. Under the 2001 Stock Plan, incentive stock options and nonqualified stock options may be granted to employees, other than employees who are officers (as that term is defined in Rule 16a-1(f) under the Exchange Act) or directors. Subject to the terms and provisions of the plan, options may be granted to eligible employees selected by the Compensation Committee of the Board of Directors, which administers the plans. The Compensation Committee has the discretion to determine the number of shares subject to options granted and the terms and conditions of the option grants. The exercise price of an option granted under the plans is determined by the Compensation Committee, but may not be less than 100% of the fair market value of our underlying common stock on the date of grant.

The total number of shares of our common stock authorized for issuance under the 2000, 2001, and 2005 Stock Plans is 5,450,000, 1,000,000, and 4,000,000 respectively. Shares available for an award under the 2000, 2001, and 2005 Stock Plans may be either authorized but unissued or reacquired shares. If any award is canceled, terminates, expires or lapses for any reason, any shares subject to such award shall again be available under the appropriate Stock Plan, subject to such requirements as may be promulgated by the Compensation Committee.

Options granted under the 2000, the 2001, and 2005 Stock Plans are exercisable up to ten years from date of grant. Stock options vest under the plans subject to the restrictions and conditions that the Compensation Committee approves. Typically the vesting schedule is 25% per year based on the date of grant for the 2000 Stock Plan and the 2001 Stock Plan, and 5 year cliff vesting for the 2005 Stock Plan.

We currently have two Outside Directors’ plans—the 2000 Outside Directors’ Stock Option Plan (the “2000 Directors’ Plan”) and the 2005 Outside Directors’ Stock Plan (the “2005 Directors’ Plan”). The 2005 Directors’ Plan was approved at our 2005 Annual Meeting of Stockholders. A maximum of 300,000 and 350,000 shares of our common stock may be issued pursuant to the exercise of nonqualified stock options granted under the 2000 and 2005 Directors’ Plans, respectively. If any award is canceled, terminates, expires or lapses for any reason, any shares subject to such award shall again be available under the appropriate Stock Plan, subject to such requirements as may be promulgated by the Compensation Committee. These options are exercisable up to ten years from date of grant and vest on the date of grant.

The granting of options is automatic under the 2000 and 2005 Directors’ Plans. Upon the first meeting of the Board of Directors following the Annual Meeting of Stockholders in 2001 through 2005 under the 2000 Directors’ Plan and 2006 through 2010 under the 2005 Directors’ Plan, each person then serving as a member of the Board of Directors who is not one of our full-time employees shall automatically be granted an option to

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchase 10,000 shares of our common stock (subject to appropriate adjustment for stock splits and other changes affecting the common stock). If there is not a sufficient number of remaining available shares under the 2000 or 2005 Directors’ Plans to grant each outside director an option to purchase the number of shares specified, each outside director shall receive an option to purchase an equal number of the remaining available shares, determined by dividing the remaining available shares by the number of outside directors. The exercise price at which shares may be purchased under each option shall be 100% of the fair market value of our common stock on the date the option is granted.

At September 30, 2005, 1,601,576 shares of common stock were reserved for future stock option grants under the above plans.

The following is a summary of the stock option activity since September 30, 2002:

	Number of Options	Weighted Average Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at September 30, 2002	5,387,684	$14.60
Granted	968,583	18.97
Exercised	(303,669)	(13.36)
Canceled	(300,700)	(15.94)

Options outstanding at September 30, 2003	5,751,898	15.33
Granted	60,000	28.93
Exercised	(1,006,885)	(13.29)
Canceled	(71,215)	(17.08)

Options outstanding at September 30, 2004	4,733,798	15.91
Granted	3,390,889	37.83
Exercised	(1,052,438)	(14.96)
Canceled	(96,170)	(29.82)

Options outstanding at September 30, 2005	6,976,079	$26.50	7.2	$105,199

Options exercisable at September 30, 2005	3,253,974	$16.03	4.9	$83,139

The following table summarizes information regarding options outstanding and options exercisable at September 30, 2005:

	Options outstanding			Options exercisable
Range of exercise prices	Outstanding at September 30, 2005	Weighted- average remaining contractual life	Weighted- average exercise price	Exercisable at September 30, 2005	Weighted- average exercise price
$ 3.94 to $ 7.88	15,163	0.3	$6.54	15,163	$6.54
$ 7.88 to $11.82	77,831	1.2	8.46	77,831	8.46
$11.82 to $15.76	2,916,930	4.8	15.00	2,721,708	15.01
$15.76 to $19.70	205,084	6.0	18.98	156,301	18.95
$19.70 to $23.64	372,682	7.5	23.56	184,971	23.56
$23.64 to $27.58	16,000	8.0	25.83	8,000	25.83
$27.58 to $31.52	40,000	8.4	28.93	40,000	28.93
$35.47 to $39.41	3,332,389	9.5	37.84	50,000	37.65

	6,976,079	7.2	$26.50	3,253,974	$16.03

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average grant-date fair value of options granted during the years ended September 30, 2005, 2004, and 2003 was $16.34, $8.11, and $5.43, respectively. The total intrinsic value of options exercised during the years ended September 30, 2005, 2004, and 2003 was $21,868, $15,624, and $2,066, respectively.

The following table summarizes information regarding unvested share activity for the year ended September 30, 2005.

	Non-vested Number of Options	Weighted Average Exercise Price
Non-vested options outstanding at September 30, 2004	1,377,251	$17.60
Granted	3,390,889	39.41
Vested	(949,865)	(17.74)
Canceled	(96,170)	(29.82)

Non-vested options outstanding at September 30, 2005	3,722,105	$35.65

As of September 30, 2005, there was $51,562 of total unrecognized compensation costs related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted average period of 2.7 years less any stock options forfeited prior to vesting. The total fair value of shares vested during the years ended September 30, 2005, 2004, and 2003, was 4,998, 5,591, and 5,256, respectively.

Cash received from option exercises under all share-based payment arrangements for the years ended September 30, 2005, 2004, and 2003 was $15,187, $12,972, and $4,004, respectively. The actual tax benefit realized from the tax deductions for options exercised totaled $7.8 million, $4.8 million, and $0.6 million, respectively, for the years ended September 30, 2005, 2004, and 2003.

For purposes of satisfying stock option exercises, we have a policy of issuing new shares to fulfill exercises during the year.

The Employee Stock Purchase Plan (“ESPP”) was approved by stockholders at the 2003 Annual Meeting of Stockholders. Under the terms of the ESPP, 500,000 shares of common stock were reserved for issuance to our employees, nearly all of whom are eligible to participate. As of September 30, 2005, 386,410 shares remain available for issuance to our employees. Under the terms of the ESPP, employees can choose each year to have one to ten percent of their base pay withheld, not to exceed amounts allowed by the Internal Revenue Code, to purchase our common stock. The purchase price of the stock is 85 percent of the lower of its price at the beginning or end of each six month offering period. During fiscal 2005 and 2004, 60,484 and 53,106 shares of common stock were purchased at an average price of $27.48 and $22.05 per share, respectively. As the initial offering period of the ESPP ended on December 31, 2003, no shares of common stock were purchased under the ESPP prior to fiscal 2004.

(15) Commitments and Contingent Liabilities

We or our subsidiaries are at any one time parties to a number of lawsuits or subject to claims arising out of our respective operations, including products liability, patent and trademark or other intellectual property infringement, contractual liability, workplace safety and environmental claims and cases, some of which involve claims for substantial damages. We and our subsidiaries are vigorously defending lawsuits and other claims against us. We believe that any liabilities which might reasonably be expected to result from any of the pending cases and claims would not have a material adverse effect on our results of operations or financial condition, even if we are unable to recover amounts that we expect to recover with respect to those pending cases and claims through insurance, indemnification arrangements, or other sources. There can be no assurance as to this, however, or that litigation having such a material adverse effect will not arise in the future.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We use third-party insurance for losses and liabilities associated with our operations, including workers compensation. The liability claims are subject to established deductible levels on a per occurrence basis. Losses up to these deductible levels are accrued based upon our estimates of the aggregate liability for claims incurred based on our experience.

(16) Acquisitions

We have completed three acquisitions since the beginning of 2004. We are subject to future purchase price adjustments, based upon earnout provisions, under two of the three purchase agreements. The earnout provisions are subject to the achievement of certain financial goals. The acquired companies are all engaged in related businesses (see Note 18 for a description of business segments).

2005

Acquisitions

In the first quarter of fiscal 2005, Sybron Canada Limited, one of our subsidiaries, acquired all of the common shares of Innova LifeSciences Corporation (“Innova”) for approximately $47,814. Innova is a Canadian based manufacturer and marketer of dental implants and markets its products to oral surgeons, periodontists, prosthodontists and general dentists. The allocation of the purchase price, based on the estimated fair values of acquired net assets, reflects acquired goodwill of approximately $19,717 with the remaining acquisition cost allocated to the acquired net assets. The results of this acquisition are included in our results of operations as of the date it was acquired.

In the third quarter of fiscal 2005, Ormco B.V., a subsidiary of the Specialty Products business segment, acquired all of the outstanding shares of Oraltronics Dental Implant Technology GmbH (“Oraltronics”) for approximately $23,559. Oraltronics is headquartered in Bremen, Germany and is engaged in the manufacture and sale of dental implants. The preliminary allocation of the purchase price, based on the estimated fair values of acquired net assets, reflects acquired goodwill of approximately $7,652 with the remaining acquisition cost allocated to the acquired net assets. The results of this acquisition are included in our results of operations as of the date it was acquired.

2004

Acquisition

During fiscal 2004, our Professional Dental segment acquired a product line from Bioplant Products, Inc. that is used in bone regeneration following the extraction of a tooth. We acquired the business in order to expand our offering of restorative products. We paid approximately $6,702 for the purchase of the product line from Bioplant. The allocation of the purchase price, based on the estimated fair values of acquired net assets, reflects acquired goodwill of approximately $4,780 with the remaining acquisition cost allocated to the acquired net assets. The results of this acquisition are included in our results of operations as of the date it was acquired.

Pro Forma Financial Information

The following unaudited pro forma financial information presents our consolidated results of the operations and the purchased businesses referred to above as if the 2005 and 2004 acquisitions had occurred as of the beginning of 2004 after giving effect to certain adjustments, including additional depreciation expense, increased interest expense on debt related to the acquisitions and related tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred had we and the acquired companies constituted a single entity during such periods.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended September 30, 2005	Year Ended September 30, 2004
Net sales	$657,673	$599,187
Net income	$77,870	$65,273
Earnings per share—basic	$1.95	$1.69
Earnings per share—diluted	$1.88	$1.62

(17) Stockholders’ Equity

Shareholder Rights Plan: On December 8, 2000, the Board of Directors adopted a Rights Agreement pursuant to which Rights are distributed as a dividend at the rate of one Right for each share of our common stock, par value $.01 per share, outstanding upon consummation of the spin-off from Apogent on December 11, 2000, or issued thereafter. Each Right initially will entitle stockholders to buy one one-hundredth of a share of a series of preferred stock for sixty-five dollars. The Rights generally will be exercisable if a person or group acquires beneficial ownership of 15 percent or more of our common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of our common stock. Thereafter, or if thereafter we are involved in a merger or certain other business combinations not approved by the Board of Directors, each Right will entitle its holder, other than the acquiring person or group, to purchase either our common stock or common stock of the acquirer having a value of twice the exercise price of the Right. The Rights are attached to the common stock unless and until they become exercisable and will expire on December 11, 2010, unless we redeem them earlier for $.01 each or exchange them as provided in the Rights Agreement.

Other comprehensive income

	Years Ended September 30,
	2005			2004			2003
	Pre-tax Amount	Tax Expense (Credit)	Net Amount	Pre-tax Amount	Tax Expense (Credit)	Net Amount	Pre-tax Amount	Tax Expense (Credit)	Net Amount
Foreign currency translation adjustments	$1,916	$728	$1,188	$9,664	$2,398	$7,266	$23,720	$8,760	$14,960
Unrealized gain (loss) on derivative instruments	4,234	1,609	2,625	3,376	838	2,538	(3,558)	(1,205)	(2,353)
Minimum pension liability adjustment	(3,152)	1,393	(1,759)	148	170	(22)	3,765	1,590	2,175

Other comprehensive income	$2,998	$944	$2,054	$13,188	$3,406	$9,782	$23,927	$9,145	$14,782

(18) Segment Information

Our operating subsidiaries are engaged in the manufacture and sale of dental products in the United States and other countries. Our subsidiaries operate in two business segments: Professional Dental and Specialty Products.

Products in the Professional Dental business segment include light cured composite filling materials and bonding agents, amalgam alloy filling materials, magnification lenses, dental burs, impression materials, and curing lights used in general dentistry; waxes, specialty burs, investment and casting materials, equipment and accessories used in dental laboratories; and disposable infection prevention products for dental equipment and offices, high level disinfectants and sterilants, and enzymatic cleaners and instruments care solutions for medial and dental instruments, surface disinfectant products and antimicrobial skincare products for medical and dental use.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Products in the Specialty Products business segment include a broad range of orthodontic, endodontic and implant products. Brackets, bands, buccal tubes and wires are manufactured from a variety of metals to exacting specifications for standard use or to meet the custom specifications of a particular orthodontist. Elastomeric orthodontic products include rubber bands and power chains to consolidate space. Products in this area also include orthodontic instruments and general orthodontic supply products.

The corporate office general and administrative expenses have been allocated to the segments on the basis of net sales.

Information on these business segments is summarized as follows:

	Professional Dental	Specialty Products	Eliminations	Total SDS
2005
Revenues:
External customer	$341,618	$308,048	$—	$649,666
Intersegment	2,526	3,553	(6,079)	—

Total revenues	$344,144	$311,601	$(6,079)	$649,666

Gross profit	187,199	177,844	—	365,043
Selling, general and administrative expenses	122,284	118,127	—	240,411
Operating income	64,915	59,717	—	124,632
Depreciation and amortization of other intangible assets	9,874	7,765	—	17,639
Interest expense	9,601	8,872	—	18,473
2004
Revenues:
External customer	$315,872	$258,104	$—	$573,976
Intersegment	3,195	4,467	(7,662)	—

Total revenues	$319,067	$262,571	$(7,662)	$573,976

Gross profit	172,234	144,080	—	316,314
Selling, general and administrative expenses	110,307	92,641	—	202,948
Operating income	61,927	51,439	—	113,366
Depreciation and amortization of other intangible assets	9,547	5,046	—	14,593
Interest expense	10,344	9,143	—	19,487
2003
Revenues:
External customer	$307,608	$218,783	$—	$526,391
Intersegment	4,726	8,371	(13,097)	—

Total revenues	$312,334	$227,154	$(13,097)	$526,391

Gross profit	168,705	122,084	—	290,789
Selling, general and administrative expenses	100,497	78,322	—	178,819
Operating income	68,208	43,762	—	111,970
Depreciation and amortization of other intangible assets	8,102	4,508	—	12,610
Interest expense	12,010	9,544	—	21,554

In fiscal 2005 and in fiscal 2003, one distributor, Henry Schein Inc., accounted for more than 10% of our consolidated net sales, selling primarily into the Professional Dental segment. In fiscal 2004, no one customer accounted for more than 10% of consolidated net sales.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the segment assets and expenditures for property, plant and equipment as of September 30, 2005, 2004 and 2003:

	Professional Dental	Specialty Products	Total SDS
Segment assets:
September 30, 2005	$489,278	$261,140	$750,418
September 30, 2004	461,140	185,418	646,558
September 30, 2003	431,212	180,447	611,659
Expenditures for property, plant and equipment:
September 30, 2005	$10,182	$9,183	$19,365
September 30, 2004	8,265	5,772	14,037
September 30, 2003	4,906	4,247	9,153

Our international operations are conducted principally in Europe. Inter-geographic sales are made at prices approximating market.

	2005	2004	2003
Net Sales:
United States:
Customers	$348,954	$310,480	$299,518
Inter-geographic	27,108	28,473	30,891

	376,062	338,953	330,409

Europe:
Customers	177,545	158,917	132,923
Inter-geographic	67,126	58,948	61,135

	244,671	217,865	194,058

All other areas:
Customers	123,167	104,579	93,950
Inter-geographic	23,268	19,511	19,533

	146,435	124,090	113,483
Inter-geographic sales	(117,502)	(106,932)	(111,559)

Total net sales	$649,666	$573,976	$526,391

Net property, plant and equipment:
United States	$41,226	$35,300	$34,228
Europe	30,713	31,859	28,456
All other areas	15,823	15,962	18,066

Total net property, plant and equipment	$87,762	$83,121	$80,750

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(19) Quarterly Financial Information (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
2005
Net sales	$149,040	$165,056	$165,174	$170,396	$649,666

Gross profit	$85,367	$93,185	$92,274	$94,217	$365,043

Net income(b)	$15,039	$19,438	$20,679	$21,529	$76,685

Basic earnings per share(a)	$0.38	$0.49	$0.51	$0.53	$1.92

Diluted earnings per share(a)	$0.37	$0.47	$0.50	$0.52	$1.85

2004
Net sales	$131,857	$150,921	$145,518	$145,680	$573,976

Gross profit	$71,958	$82,585	$81,869	$79,902	$316,314

Net income(c)	$11,949	$17,508	$16,530	$16,125	$62,112

Basic earnings per share(a)	$0.31	$0.46	$0.43	$0.41	$1.61

Diluted earnings per share(a)	$0.30	$0.44	$0.41	$0.40	$1.54

2003
Net sales	$120,149	$134,267	$134,232	$137,743	$526,391

Gross profit	$64,575	$74,350	$74,382	$77,482	$290,789

Net income(d)	$9,565	$15,607	$14,979	$17,301	$57,452

Basic earnings per share(a)	$0.25	$0.41	$0.39	$0.45	$1.51

Diluted earnings per share(a)	$0.25	$0.40	$0.38	$0.43	$1.46

(a)	Per common share amounts for the quarters and full years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period.
(b)	In fiscal 2005, we recorded net discrete tax adjustments of $3,954 related to the reversal and establishment of various tax liabilities. We also recorded impairment losses of $3,219 on intangible and long-lived assets and expenses of $1,204 related to the consolidation of our Demetron and Orascoptic operations into one facility.
(c)	In the second quarter of fiscal 2004 we recorded expenses of $1,471 related to our facility rationalization in Mexico and $673 related to our facility rationalizations in Eastern Europe.
(d)	Our fiscal 2003 results also include a $500 gain, net of tax, on the sale of the San Diego facility in the second quarter and a $900 tax benefit of a settlement in Canada in the fourth quarter.

(20) Condensed Consolidating Financial Information

Our domestic subsidiaries are guarantors of our 8 1/8% Senior Subordinated Notes due 2012, on an unsecured senior subordinated basis. Except to the extent necessary to avoid a fraudulent conveyance, the note guarantees are full and unconditional. The notes and the subsidiary guarantees are unsecured and subordinated to our and to all of our guarantor subsidiaries’ existing and future unsubordinated debt, including debt under the Credit Facility entered into on June 6, 2002.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to January 1, 2003, Sybron Dental Management was a guarantor subsidiary of our Senior Subordinated Notes. Effective January 1, 2003, Sybron Dental Management was merged into SDS. Prior period condensed consolidating financial information has been adjusted to reflect this merger.

Below are the unaudited condensed consolidating balance sheets as of September 30, 2005, and 2004, statements of operations for the years ended September 30, 2005, 2004 and 2003, and statements of cash flows for the years ended September 30, 2005, 2004, and 2003, of Sybron Dental Specialties, Inc. and its subsidiaries, reflecting the subsidiary guarantors of the Senior Subordinated Notes.

Certain general corporate expenses have been allocated to the subsidiaries. As a matter of course, we retain certain assets and liabilities at the corporate level that are not allocated to the subsidiaries including, but not limited to, certain employee benefit, insurance and tax liabilities. Intercompany balances include receivables/payables incurred in the normal course of business in addition to investments and loans transacted by subsidiaries with other subsidiaries or with us.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of September 30, 2005
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and equivalents	$(1,494)	$(2,154)	$62,220	$—	$58,572
Account receivable, net	(1)	59,412	53,089	—	112,500
Inventories	—	60,396	32,444	—	92,840
Other current assets	11,550	3,164	5,335	—	20,049

Total current assets	10,055	120,818	153,088	—	283,961
Property, plant and equipment, net	8,922	32,304	46,536	—	87,762
Goodwill	—	197,756	97,550	—	295,306
Intangible assets, net	—	15,553	35,329	—	50,882
Investment in subsidiaries	917,199	—	—	(917,199)	—
Intercompany balances	—	213,578	123,540	(337,118)	—
Other assets	21,857	7,930	2,720	—	32,507

Total assets	$958,033	$587,939	$458,763	$(1,254,317)	$750,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Account payable	$659	$11,040	$8,436	$—	$20,135
Current portion of long-term debt	51	682	—	—	733
Income taxes payable	8,727	(4,774)	7,839	—	11,822
Accrued expenses and other current liabilities	13,437	25,445	20,922	—	59,804

Total current liabilities	22,874	32,423	37,197	—	92,494
Long-term debt	7,200	53,899	—	—	61,099
Senior subordinated notes	150,000	—	—	—	150,000
Deferred income taxes	16,601	—	(196)	—	16,405
Other liabilities	22,087	345	5,835	—	28,267
Intercompany balances	337,118	—	—	(337,118)	—

Total Liabilities	555,880	86,667	42,836	(337,118)	348,265
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	404	3,446	16,312	(19,758)	404
Additional paid-in capital	118,448	311,378	252,837	(564,215)	118,448
Retained earnings	264,841	170,656	127,855	(298,511)	264,841
Accumulated other comprehensive income	18,460	15,792	18,923	(34,715)	18,460

Total stockholders’ equity	402,153	501,272	415,927	(917,199)	402,153

Total liabilities and stockholders’ equity	$958,033	$587,939	$458,763	$(1,254,317)	$750,418

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheets

	As of September 30, 2004
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and equivalents	$7,402	$(1,801)	$35,001	$—	$40,602
Account receivable, net	7	53,894	50,247	—	104,148
Inventories	—	62,240	31,449	—	93,689
Other current assets	7,458	3,131	5,679	—	16,268

Total current assets	14,867	117,464	122,376	—	254,707
Property, plant and equipment, net	8,564	26,736	47,821	—	83,121
Goodwill	—	199,275	69,493	—	268,768
Intangible assets, net	—	15,980	198	—	16,178
Investment in subsidiaries	741,104	—	—	(741,104)	—
Intercompany balances	—	184,917	75,343	(260,260)	—
Other assets	11,963	9,532	2,289	—	23,784

Total assets	$776,498	$553,904	$317,520	$(1,001,364)	$646,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Account payable	$789	$10,738	$7,985	$—	$19,512
Current portion of long-term debt	109	770	3	—	882
Income taxes payable	11,108	(2,312)	8,423	(130)	17,089
Accrued expenses and other current liabilities	12,715	22,813	20,281	—	55,809

Total current liabilities	24,721	32,009	36,692	(130)	93,292
Long-term debt	10,045	59,544	—	—	69,589
Senior subordinated notes	150,000	—	—	—	150,000
Deferred income taxes	11,171	—	1,095	—	12,266
Other liabilities	21,659	—	980	—	22,639
Intercompany balances	260,130	—	—	(260,130)	—

Total Liabilities	477,726	91,553	38,767	(260,260)	347,786
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	393	3,944	7,081	(11,025)	393
Additional paid-in capital	93,817	306,949	144,758	(451,707)	93,817
Retained earnings	188,156	142,460	101,439	(243,899)	188,156
Accumulated other comprehensive income	16,406	8,998	25,475	(34,473)	16,406

Total stockholders’ equity	298,772	462,351	278,753	(741,104)	298,772

Total liabilities and stockholders’ equity	$776,498	$553,904	$317,520	$(1,001,364)	$646,558

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations

	For The Year Ended September 30, 2005
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$354,911	$300,834	$(6,079)	$649,666
Cost of sales	1,202	117,906	171,594	(6,079)	284,623

Gross profit	(1,202)	237,005	129,240	—	365,043
Selling, general and administrative expenses	30,431	125,129	84,851	—	240,411

Operating income (loss)	(31,633)	111,876	44,389	—	124,632
Other income (expense):
Interest expense	(14,099)	(4,308)	(66)	—	(18,473)
Amortization of deferred financing fees	—	(1,653)	—	—	(1,653)
Income from equity method investments	76,685	—	—	(76,685)	—
Other, net	45,732	(38,853)	(6,294)	—	585

Income before income taxes	76,685	67,062	38,029	(76,685)	105,091
Income taxes	—	21,402	7,004	—	28,406

Net income	$76,685	$45,660	$31,025	$(76,685)	$76,685

	For The Year Ended September 30, 2004
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$318,618	$263,020	$(7,662)	$573,976
Cost of sales	1,075	111,023	153,226	(7,662)	257,662

Gross profit	(1,075)	207,595	109,794	—	316,314
Selling, general and administrative expenses	26,183	107,652	69,113	—	202,948

Operating income (loss)	(27,258)	99,943	40,681	—	113,366
Other income (expense):
Interest expense	(13,548)	(5,759)	(180)	—	(19,487)
Amortization of deferred financing fees	—	(1,625)	—	—	(1,625)
Income from equity method investments	62,112	—	—	(62,112)	—
Other, net	40,806	(36,334)	(4,021)	—	451

Income before income taxes	62,112	56,225	36,480	(62,112)	92,705
Income taxes	—	20,516	10,077	—	30,593

Net income	$62,112	$35,709	$26,403	$(62,112)	$62,112

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations

	For The Year Ended September 30, 2003
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$312,065	$227,423	$(13,097)	$526,391
Cost of sales	1,024	111,937	135,738	(13,097)	235,602

Gross profit	(1,024)	200,128	91,685	—	290,789
Selling, general and administrative expenses	21,615	100,500	56,704	—	178,819

Operating income (loss)	(22,639)	99,628	34,981	—	111,970
Other income (expense):
Interest expense	(13,992)	(7,233)	(329)	—	(21,554)
Amortization of deferred financing fees	—	(1,645)	—	—	(1,645)
Income from equity method investments	57,452	—	—	(57,452)	—
Other, net	36,631	(32,015)	(3,812)	—	804

Income before income taxes	57,452	58,735	30,840	(57,452)	89,575
Income taxes	—	22,660	9,463	—	32,123

Net income	$57,452	$36,075	$21,377	$(57,452)	$57,452

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows

	For The Year Ended September 30, 2005
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(31,100)	$67,358	$64,032	$—	$100,290
Cash flow from investing activities:
Capital expenditures	(3,101)	(12,131)	(4,133)	—	(19.365)
Proceeds from sales of property, plant, and equipment	—	410	582	—	992
Net payments for businesses acquired	—	—	(69,882)	—	(69,882)
Payments for intangibles	—	(1,223)	—	—	(1,223)

Net cash used in investing activities	(3,101)	(12,944)	(73,433)	—	(89,478)
Cash flows from financing activities:
Proceeds from credit facility	172,500	—	—	—	172,500
Principal payments on credit facility	(175,300)	(5,601)	—	—	(180,901)
Principal payments on long-term debt	(122)	(294)	—	—	(416)
Proceeds from exercise of stock options	15,817	—	—	—	15,187
Proceeds from employee stock purchase plan	1,661	—	—	—	1,661

Net cash provided by (used in) financing activities	13,926	(5,895)	—	—	8,031
Effect of exchange rate changes on cash and cash equivalents	946	6,794	(8,613)	—	(873)
Net change in intercompany balances	10,433	(55,666)	45,233	—	—

Net increase (decrease) in cash and cash equivalents	(8,896)	(353)	27,219	—	17,970
Cash and cash equivalents at beginning of year	7,402	(1,801)	35,001	—	40,602

Cash and cash equivalents at end of year	$(1,494)	$(2,154)	$62,220	$—	$58,572

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$14,137	$4,758	$—	$—	$18,895

Cash paid during the year for income taxes	$17,744	$—	$9,003	$—	$26,747

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows

	For The Year Ended September 30, 2004
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(6,625)	$56,751	$27,438	$—	$77,564
Cash flow from investing activities:
Capital expenditures	(1,931)	(6,562)	(5,544)	—	(14,037)
Proceeds from sales of property, plant, and equipment	—	59	274	—	333
Net payments for business acquired	—	(6,702)	—	—	(6,702)
Payments for intangibles	—	(936)	(24)	—	(960)

Net cash used in investing activities	(1,931)	(14,141)	(5,294)	—	(21,366)
Cash flows from financing activities:
Proceeds from credit facility	100,000	35,000	—	—	135,000
Principal payments on credit facility	(100,000)	(85,715)	—	—	(185,715)
Proceed from long-term debt	163	511	1,940	—	2,614
Principal payments on long-term debt	(9)	(669)	(8,688)	—	(9,366)
Proceeds from exercise of stock options	12,972	—	—	—	12,972
Proceeds from employee stock purchase plan	1,172	—	—	—	1,172

Net cash provided by (used in) financing activities	14,298	(50,873)	(6,748)	—	(43,323)
Effect of exchange rate changes on cash and cash equivalents	587	3,183	1,089	—	4,859
Net change in intercompany balances	(2,744)	2,115	629	—	—

Net increase (decrease) in cash and cash equivalents	3,585	(2,965)	17,114	—	17,734
Cash and cash equivalents at beginning of year	3,817	1,164	17,887	—	22,868

Cash and cash equivalents at end of year	$7,402	$(1,801)	$35,001	$—	$40,602

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$13,543	$6,223	$209	$—	$19,975

Cash paid during the year for income taxes	$14,726	$—	$8,335	$—	$23,061

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows

	For The Year Ended September 30, 2003
	Sybron Dental Specialties	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by operating activities	$44,804	$36,698	$5,550	$113	$87,165
Cash flow from investing activities:
Capital expenditures	(1,008)	(4,501)	(3,644)	—	(9,153)
Proceeds from sales of property, plant, and equipment	—	5,261	98	—	5,359
Net payments for business acquired	—	—	(16,237)	—	(16,237)
Payments for intangibles	—	(1,192)	(226)	—	(1,418)

Net cash used in investing activities	(1,008)	(432)	(20,009)	—	(21,449)
Cash flows from financing activities:
Proceeds from credit facility	138,000	25,000	—	—	163,000
Principal payments on credit facility	(175,000)	(51,361)	—	—	(226,361)
Proceed from long-term debt	—	—	4,063	—	4,063
Principal payments on long-term debt	—	(173)	(4,304)	—	(4,477)
Payment of deferred financing fees	—	(473)	—	—	(473)
Proceeds from exercise of stock options	4,004	—	—	—	4,004

Net cash used in financing activities	(32,996)	(27,007)	(241)	—	(60,244)
Effect of exchange rate changes on cash and cash equivalents	(5,076)	7,079	2,854	(113)	4,744
Net change in intercompany balances	(1,903)	(11,246)	13,149	—	—

Net increase in cash and cash equivalents	3,821	5,092	1,303	—	10,216
Cash and cash equivalents at beginning of year	(4)	(3,928)	16,584	—	12,652

Cash and cash equivalents at end of year	$3,817	$1,164	$17,887	$—	$22,868

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$14,565	$8,341	$329	$—	$23,235

Cash paid during the year for income taxes	$2,371	$—	$10,628	$—	$12,999